Consent of Independent Auditors

We consent to the reference to our firm under the caption "Experts in the Registration Statement (Form S-3) and related Prospectus of MarketSpan Corporation for the registration of 5,000,000 shares of its common stock and to the incorporation by referfence therein of our report dated January 31, 1997, with respect to the financial statements and schedule of Long Island Lighting Company included in its Annual Report (Form 10-K/A) for the year ended December 31, 1996, filed with the Securities and Exchange Commission.

                                        /s/ Ernst & Young LLP
Melville, New York
May 22, 1998


May 26, 1998

MarketSpan Corporation
175 East Old Country Road
Hicksville, NY  11801

Gentlemen:

We are aware that MarketSpan Corporation has incorporated by reference in its current Registration Statement on Form S-3, The Brooklyn Union Gas Company's Form 10-Q for the quarters ended March 31, 1997 and June 30, 1997, and KeySpan Energy Corporation's Form 10-Q for the quarters ended December 31, 1997 and March 31, 1998 which include our reports dated April 23, 1997, July 23, 1997, January 22, 1998 and April 30, 1998, respectively, covering the unaudited interim financial information contained therein. Pursuant to Regulation C of the Securities Act of 1933, our report is not considered a part of the registration statement prepared or certified by our firm or a report prepared or certified by our firm within the meaning of Sections 7 and 11 of the Act.

Very truly yours,

/s/ Arthur Andersen LLP

ARTHUR ANDERSEN LLP